USCA Asset Management, LLC

Code of Ethics

January 2023

Table of Contents

Statement of General Policy	3
Access Persons and Covered Accounts	4
Standards of Business Conduct	5
Covered Account Reporting	5
Protecting the Confidentiality of Client Information	6
Social Media	7
Prohibition Against Insider Trading	9
Preclearance	11
Personal Securities Transactions	12
Blackout Periods	12
Compliance Procedures	12
Short-Term Trading Profits	14
Personal Securities Trading Limitations	15
Margin Transactions	15
Limit Orders	15
Pre-Approval Process for Affiliated Private Fund Investments	16
Interested Transactions	16
Service as an Officer or Director	16
Gifts and Entertainment	16
Political Contributions	19
Outside Business Activities	21
Rumor Mongering	22
Whistleblower Policy	24
Reporting Violations and Sanctions of the Code of Ethics	25
Records	26
Acknowledgement	26
Definitions	27

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by USCA Asset Management, LLC (“USCA AM” or “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of USCA AM and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that USCA AM and its employees owe a fiduciary duty to USCA AM clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that USCA AM’s high ethical standards continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both USCA AM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that USCA AM has an affirmative duty to act in the best interest of its clients.

USCA AM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	the duty to have a reasonable, independent basis for the investment advice provided;
•	the duty to seek best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, USCA AM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with USCA AM. Compliance with the provisions of the Code shall be considered a basic condition of employment with USCA AM. USCA AM’s reputation for fair and honest dealing with its clients has taken considerable time to build. Our reputation could be seriously damaged as the result of securities transactions being considered questionable in light of the fiduciary duty owed to our clients.

The Chief Compliance Officer (“CCO”) is responsible for overseeing the Code of Ethics and the policies and procedures of USCA AM, along with others designated by the CCO to assist with this responsibility (collectively referred to as “Compliance”). Supervisors also assist with overseeing the policies and procedures in the Code of Ethics.

Employees are urged to seek the advice of their supervisor or Compliance for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code constitute grounds for disciplinary action, up to and including termination of employment with USCA AM.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of USCA AM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she should consult with their supervisor or Compliance. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, USCA AM shall endeavor to maintain such information on a confidential basis.

The CCO shall report to USCA AM’s Managing Partners, as needed, any issues with compliance to this Code.

Access Persons and Covered Accounts

An access person is generally a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. This also includes a supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds. For purposes of complying with USCA AM’s Code of Ethics, generally all supervised persons of the Firm are regarded as access persons since they may have access to such information. They are therefore subject the personal securities trading procedures and reporting obligations as set forth in this Code with respect to covered accounts.

Covered account means accounts of any access person of the Firm and includes:
•
accounts of such access person’s immediate family members and household members (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support);

•	any account in which the access person has a direct or indirect beneficial interest, such as trusts and custodial accounts; and
•	other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

Standards of Business Conduct

USCA AM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all access persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all USCA AM access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family and/or household.

A “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless USCA AM, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund;
(v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless USCA AM, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless USCA AM, LLC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

Section 206 of the Advisers Act makes it unlawful for USCA AM or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Covered Account Reporting

All access persons are required to notify Compliance when establishing a new covered account in which any reportable securities will be held or upon the closing of an existing covered account, providing the following details:

1.	Account Name

2.	Account Number

3.	Name of Broker, Dealer or Bank

4.	Date Established (or)

5.	Date Closed

Access persons are required to assist in getting electronic feeds set up for their personal accounts or for arranging for duplicate copies of statements be provided to the Firm.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of USCA AM, the Firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by USCA AM to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to USCA AM’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding USCA AM’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. USCA AM does not share Confidential Client Information with any third parties, except as provided in its Privacy Policy, as necessary to provide service(s) that the client requested or authorized, or to maintain the client’s account. USCA AM may also share client information as required by regulatory authorities or law enforcement officials with jurisdiction over USCA AM.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with USCA AM, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except as permitted in accordance with USCA AM’s Privacy Policy. An access person is permitted to disclose Confidential Client Information only to such other persons within the Firm who need to know such information to deliver services to the client or as needed for oversight by Compliance.

Access persons are also prohibited from making unnecessary or inappropriate copies of any documents or files containing Confidential Client Information. Care must be taken to that all documents containing Confidential Client Information remain secure and are not able to be accessed by any unauthorized persons. Upon termination of their employment with USCA AM, access persons must return all such documents to USCA AM.

Anyone who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

USCA AM enforces the following policies and procedures to protect the security of Confidential Client Information:
•	the Firm restricts access to Confidential Client Information to those persons who need to know such information to provide USCA AM services to clients;

•
any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file, office or receptacle on a daily basis as of the close of each business day;

•	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•
any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser USCA AM and all access persons, must comply with SEC Regulation S- P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, USCA AM has adopted policies and procedures to safeguard the information of clients.

Furthermore and pursuant to the SEC’s adoption of Regulation S-ID: Identity Theft Red Flag Rules, all ‘financial institutions’ and ‘creditors’ (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement written identity theft prevention policies designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts (“covered accounts”). USCA AM has conducted an assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing USCA AM confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval from Compliance.

Social Media

Social media and/or methods of publishing opinions or commentary electronically are dynamic methods of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever-changing regulatory risks for our Firm. Use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the Firm. Accordingly, USCA AM seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes. USCA AM generally only permits employees to maintain social media accounts that include a reference to employment by USCA AM on LinkedIn and Facebook, unless approval has been obtained from Compliance.

Employee Usage Guidelines, Content Standards and Monitoring

Unless otherwise prohibited by federal or state laws, USCA AM will request or require employees provide the Compliance or other designated person with access to such approved social networking accounts.

For accounts approved for using social media for business purposes, static content posted on the sites must be preapproved by your supervisor or Compliance.

Employees are prohibited from:

•
posting any misleading statements; any information about our Firm’s clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our Firm; or trading activities;

•	soliciting comments or postings regarding USCA AM that could be construed as testimonials;

•	soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client’s recommendation to their LinkedIn profile or any other social networking site; and

•	employees cannot link from a personal blog or social networking site to USCA AM internal or external website (other than on LinkedIn).

Use of Personal Sites

USCA AM prohibits employees from creating or maintaining any individual blogs or network pages (unless approval has been obtained in advance from Compliance):

•	on behalf of the Firm,
•	which associate the employee with USCA AM (except for LinkedIn or Facebook), and
•	pertain to investments, investment advice or financial markets.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose access persons and USCA AM to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. For those who violate these regulations, the SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, access persons and USCA AM may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by access persons of USCA AM and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question to Compliance can avoid disciplinary action or complex legal problems. You must notify Compliance immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No access person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by USCA AM or its affiliates), while in the possession of material, nonpublic information, nor may any personnel of USCA AM communicate material, nonpublic information to others in violation of the law.
1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Compliance.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States

Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to USCA AM’s securities recommendations and client securities holdings and transactions.
2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.
3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by USCA AM or its affiliates (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Compliance.

•	Do not purchase or sell the securities on behalf of yourself or others using material, inside information, including investment funds or private accounts managed by the Firm.

•	Do not communicate the inside information inside or outside the Firm, other than to Compliance.

•	After Compliance has reviewed the inside information issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with Compliance before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an access person of USCA AM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, USCA AM must make a judgment as to how to best proceed. To protect yourself, our clients and the Firm, you should contact Compliance immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.

Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received regarding the target company or anyone acting on behalf of the target company. Access persons of USCA AM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although USCA AM does not typically receive confidential information from companies, it may, if it receives such information take appropriate action to establish Restricted or Watch Lists in certain securities.

Compliance may place certain securities on a “Restricted List.” Securities issued by companies about which a number of access persons are expected to regularly have material, nonpublic information or securities that present conflicts if traded should generally be placed on the Restricted List. Securities may be added to the Restricted List for other reasons as well. Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a Restricted List unless special approval has been obtained by the CCO.

Compliance may place certain securities on a “Watch List.” Securities issued by companies about which a limited number of access persons possess material, nonpublic information should generally be placed on the Watch List. These specific access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a Watch List unless pre- approval has been obtained. Requests may be subject to additional scrutiny when reviewed.

Frontrunning

Frontrunning is generally making a transaction in a Covered Account before making a similar transaction in a client account in the same security, or trading in front of the client, in an attempt to get a better price than the client. When USCA AM’s access persons purchase or sell securities for their own account, priority must be given to client transactions.

No access person shall purchase or sell, directly or indirectly, any security when such access person has knowledge that a client account has a pending buy or sell order in that same security until that order is executed or withdrawn. The Firm monitors for instances of frontrunning by access persons.

Preclearance

USCA AM currently does not require preclearance when purchasing any reportable securities for a covered account. However, front-running is still prohibited, and preclearance requirements may be added to certain access persons should Compliance determine it would be beneficial.

Compliance monitors personal securities transactions by all access persons in order to ascertain any perceived front running or pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code.

Personal Securities Transactions

General Policy

USCA AM has adopted the following principles governing personal investment activities by USCA AM’s access persons:

•	the interests of client accounts shall at all times be placed first;

•
all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	access persons must not take inappropriate advantage of their positions.

All access persons must obtain preapproval of the following types of investments:

Preclearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval Compliance who has been provided with full details of the proposed transaction and, if approved, shall be subject to any necessary ongoing monitoring for possible future conflicts.

Preclearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Compliance who has been provided with full details of the proposed transaction and, if approved, shall be subject to any necessary monitoring for possible future conflicts.

Blackout Periods

Access persons are required to adhere to USCA AM’s policy concerning restricted trading periods that may be in place from time to time. This policy prohibits trading in any restricted securities during the noted blackout time period.

Compliance will review access person and client transactions in order to identify and remedy any instances where an access person did not meet his or her fiduciary duties to the client in violation of this Code.

Compliance Procedures

1.	Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•
the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the individual becomes an access person;

•
the account name and the name of any broker, dealer or bank, with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•	the date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person. A brokerage statement that provides this information is sufficient to meet this requirement.

2.	Annual Holdings Report

Every access person shall file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

•
the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the reportable security at which the transaction was affected;

•	the name of the broker, dealer or bank with or through whom the transaction was affected; and

•	the date the report is submitted by the access person.

4.	Electronic feeds or Statements in Lieu of Initial or Annual Holdings Reports and Quarterly Transaction Reports

In order to assist access persons in gathering and providing the required information, the Firm uses CompliSci which enables most brokerage transaction and position information to be downloaded electronically automatically. If electronic feeds are available for the broker used by the access person for personal trading accounts, there is no need for the access person to provide the quarterly transaction and annual holdings information separately. If a broker is used that does not allow for electronic feeds to CompliSci, the access person will be required to provide the Firm with paper statements each month (or quarter if only quarterly statements are produced).

5.	Exempt Transactions

An access person need not submit a report with respect to:
•	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan; and

•
a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that USCA AM holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

6.	Monitoring and Review of Personal Securities Transactions

Compliance shall monitor and review all reports required under the Code for compliance with USCA AM policies regarding personal securities transactions and applicable SEC rules and regulations. Compliance may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed USCA AM. Any transactions for any accounts of the CCO or Compliance shall be reviewed and approved by another person in Compliance.

7.	Education

As appropriate, USCA AM will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.
8.	General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm’s Code of Ethics shall be monitored by Compliance. Compliance shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing USCA AM to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Short-Term Trading Profits

No access person shall profit from the purchase and sale, or sale and purchase, within 30 calendar days of shares beneficially owned by such access person in any open-end registered mutual funds for which USCA AM or a control affiliate acts as the investment adviser or principal underwriter. Any prohibited short-term profits are subject to disgorgement. This prohibition does not, however, apply to trades of such funds within Automatic Investment Plans that have been pre-approved by Compliance.

Additionally, access persons are prohibited from engaging in short-term trading of other mutual funds in violation of that fund’s short-term trading policies. Short-term trading by access persons of other Reportable Securities is discouraged. Before engaging in a short-term trading strategy in a covered account, access persons should discuss any questions they might have with their strategy with Compliance to ensure that any such strategies do not create actual, potential or apparent conflicts of interest.

Personal Securities Trading Limitations

As previously stated, USCA AM’s fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, USCA AM expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although Firm policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed if there is a concern about excess trading. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances USCA AM retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore, and as part of USCA AM’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to Compliance.

Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee’s consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, can result in unlawful insider trading.

Although Firm policies do not expressly prohibit access persons’ ability to purchase securities on margin, great care should be taken, and the Firm retains the discretionary authority to place restrictions on employees trading on margin.

Furthermore, and as part of USCA AM’s oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Limit Orders

USCA AM’s policies generally permit access persons to place limit orders as long as doing so is not an attempt to front-run a trade in front of a trade in a client account. ,

Pre-Approval Process for Affiliated Private Fund Investments

Affiliates of USCA AM currently sponsor and/or manage one or more private funds. Qualified access persons of the Firm are permitted to invest in such limited offerings.

An access person is required to complete the requisite subscription documents prior to any initial investment in the private fund. Acceptance and approval of the access person’s subscription documents shall constitute the Firm’s requisite preclearance requirements.

Interested Transactions

No access person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer and any other actual or potential conflicts of interest associated with the recommendation.

Service as an Officer or Director

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization from Compliance based upon a determination that any such board service or officer position would be consistent with the interest of USCA AM’s clients. Where board service or an officer position is approved, USCA AM may impose heightened supervision or trading restrictions on such access person if it believes that such actions are warranted.

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. USCA AM has adopted the policies set forth below to guide access persons in this area. Any exceptions to these policies must be approved by Compliance.

General Policy

USCA AM’s policy with respect to gifts and entertainment is as follows:

•	No access person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of USCA AM.
•	Gifts to others are limited to $100 per year per person (other than “personal gifts” defined in the policy).
•	Firm-wide cannot exceed $100 to one person
•	“Personal gifts” are excluded (as discussed below)
•	Receiving gifts is also limited (see below).
•
Gift requirements (whether the gift is given or received) do not apply to personal gifts to immediate family members (parents, children, grandparents, siblings, spouse, in-laws) who also happen to be customers and where the gift is unrelated to USCA AM’s business. The policy also does not apply to occasional personal gifts to others (such as a wedding gift or a congratulatory gift for the birth of a child).

•	If USCA AM pays for the gift or reimburses the employee for the cost of the gift, the gift is still subject to the requirements of this policy.
•
An employee must host entertainment to avoid entertainment being considered a “gift” subject to limitations. For example, if sporting event tickets are given, the employee should accompany the person to the event.

•	Records of entertainment and related expenses must be detailed on an expense form.
•	Gifts incidental to entertainment (e.g., a golf shirt given during a golf outing, etc.) are considered gifts subject to reporting to Compliance and the gift limitations.
•	Gifts given or received (other than personal gifts) must be reported to your supervisor using the Gift Approval Form.
•	Gifts to labor union employees require prior Compliance approval.
•	Gifts to public officials require prior Compliance approval.
•
Access persons should not accept or provide any gifts, entertainment or favors that might influence the decisions the access person or the recipient must make in business transactions involving USCA AM, or that others might reasonably believe would influence those decisions.

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Gifts to Others

Employees are required to submit the Gift Approval Form to their supervisor either prior to or promptly after giving a gift (other than a de minimis gift described below). Gifts relating to USCA AM’s business are limited to $100 per year per person. Gifts of tickets to sporting events or similar gifts where the employee does not accompany the recipient are subject to the limitations on gifts and gratuities. Such gifts may not be so frequent or so expensive as to raise a suggestion of unethical conduct.

Employees of regulators are also subject to rule limitations regarding gifts to them from investment advisers and their employees. Compliance should be contacted for guidance before giving gifts to employees of regulators.

Gifts and gratuities are not permitted when given for the purpose of influencing or rewarding the action of a person in connection with the publication of information which has or is intended to have an effect upon the market price of any security.

De Minimis and Promotional Items

The policy does not apply to gifts of de minimis value (such as pens, notepads, or modest desk ornaments) or to promotional items of nominal value with USCA AM’s logo (e.g., umbrellas, tote bags or shirts). Promotional items must be valued below the $100 limit to be excluded from the gift policy. Items of higher value (near $100 or more), even if they include USCA AM’s logo, are considered “gifts” subject to this policy.

Aggregation of Gifts

The annual gift limitation is the aggregate of all gifts given to any one individual. For example, a gift of a
$75 ticket to a football game in November (as a gift and not as entertainment discussed below) and then a holiday gift of a $50 bottle of wine to the same person in the same year would be in violation of the
$100 limitation.

Each recipient is limited to $100 in total gifts during any calendar year.

Valuation of Gifts

Gifts are valued at the higher of cost or market value excluding tax and delivery charges. For tickets, it is the higher of cost or face value. If gifts are given to multiple recipients, the names of all recipients are recorded, and the value of the gift is prorated among recipients. For example, a $250 fruit basket given to an office of three individuals is permitted since the value of the gift prorated is less than the $100 limitation per person.

Accepting Gifts

Employees may not solicit gifts or gratuities from customers or other persons with business dealings with USCA AM. Employees are not permitted to accept gifts from outside vendors currently doing business with USCA AM or seeking future business without the written approval of Compliance. This policy does not include customary business lunches/dinners or entertainment; promotional items (caps, T-shirts, pens, etc.); or gifts of nominal (less than $100.00) value. When accepting gifts from customers or other business-related persons, the employee is required to submit the Gift Approval Form to his or her supervisor.

Entertainment

Entertainment of customers or prospective customers must be reasonable and not so expensive it raises a suggestion of unethical conduct. All entertainment and related expenses must be detailed on an expense form with receipts attached for expenses over $50.00. Expense forms must include details of who was entertained and the nature of entertainment and should be submitted to the appropriate supervisor within 30 days of incurring the expenses.

The $100 limitation on gifts and gratuities does not apply to usual business entertainment such as dinners or sporting events where the employee hosts the entertainment, though such expenses should be reasonable. “Entertainment” includes a broad range of activities such as trips, parties, and other activities where an employee hosts someone related to USCA AM’s business. Questions regarding the reasonableness of proposed entertainment and related expenses should be referred to Compliance.

Gifts, Loans, And Entertainment Involving Unions and Union-Affiliated Individuals

The Department of Labor (DOL), under a federal act, requires USCA AM to report any payment or loan, direct or indirect, of money or other things of value (including reimbursed expenses), or any promise or agreement to make such payments, to any labor organization or officer, agent, shop steward or other representative or employee of a labor organization. This includes entertainment (cost of meals, etc.), expenses, or giving gifts or other things that exceed $250.00 in value where the recipient or beneficiary involves a union or union-affiliated individual.

Gifts to labor union employees require prior Compliance approval. Employees are obligated to report such items to USCA AM regardless of the dollar amount involved.

Gifts or Payments to Public Officials

A “public official” is anyone who is elected or appointed to an office or is an employee of a “public entity”. A “public entity” is broadly defined and includes political bodies, municipalities and their governing bodies (school district, school board, etc.), public universities and colleges as well as any other municipal entity.

This policy also includes honorarium payments (payments for any speech given, article published, or attendance at any public or private conference, convention, meeting, social event, or similar gathering). Prior approval from Compliance is required for gifts or entertainment involving public officials. Employees are obligated to report such items to USCA AM regardless of the dollar amount involved.

Political Contributions

In July 2010, the SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘covered associates’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following summarizes USCA AM’s Political Contributions policies which are contained in their entirety in the Firm’s Policies and Procedures Manual. Accordingly, the following terms apply to these policies:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $250 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.

General Policy

It is USCA AM’s policy to permit the Firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

USCA AM recognizes that it is never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, USCA AM’s access persons are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended by Clients.

Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that USCA AM obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. USCA AM will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, USCA AM’s practice is to restrict, monitor and require prior approval of any political contributions to government officials.
•	Compliance shall determine who is deemed to be a “covered associate” of the Firm, each such person shall be promptly informed of his or her status as a covered associate;
•
Compliance, or other designee, shall obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate); such review may include an online search of the individual’s contribution history as part of the Firm’s general background check; and

•	, Compliance will periodically require covered associates to confirm that such person(s) have reported any and all political contributions.

Preclearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of Compliance, who has been provided with full details of the proposed contribution. Such information will be reported utilizing USCA AM’s Pre-Clearance Form for Political Contributions (“PCF”); approval or denial of such request shall also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, USCA AM requires covered associates to obtain preclearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

In addition, employees deemed to be covered associates are required to obtain approval from Compliance or other designee, prior to agreeing to serve on the Host Committee for a political fundraiser. Such requests will be submitted utilizing the PCF.

Outside Business Activities

An outside business activity is one outside of employment with USCA AM that that involves a material time commitment or provides compensation to the Supervised Person or one that might involve a potential or actual conflict of interest with the business of the Firm. Any outside investment related activities (outside the scope of employment at USCA AM) is also considered an Outside Business Activity. Outside Business Activities must be approved by Compliance prior to the time they begin. Certain outside business activities are also required to be reported either on a registered person’s ADV Part 2B Brochure or on the U-4.

The Supervised Person should not represent or suggest that his or her association with any outside business activity represents the approval or endorsement by the Firm of that organization, its securities or manner of doing business or any person connected with the organization or its activities.

Depending on the nature of the Outside Business Activity, additional supervision may be required to monitor for potential conflicts of interest.

The ADV Part 2B requires that certain business activities of registered persons be disclosed. This includes:
•	Any investment-related business or occupation including being registered as a representative of a broker-dealer, futures commission merchant, commodity pool operator or commodity trading adviser.
•	Any business or occupation that provides a substantial source of income or takes a substantial amount of time. If less than 10% of income or time, assume it is not substantial.

The U4 requires disclosure when engaged in any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise. (Excludes non-investment-related activities that are exclusively charitable, civic, religious or fraternal and is recognized as tax exempt.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is USCA AM’s policy that unverified information be communicated responsibly, if at all, and in a manner that will not distort the market. No access person of USCA AM shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from USCA AM should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If an access person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Compliance.

What is a Rumor?

In the context of this policy, “rumor” means either a false or misleading statement which has been fabricated or a statement or other information purporting to be factual, but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated?

In the context of this policy, a rumor is unsubstantiated when it is:

•	not published by widely circulated public media, or
•	the source is not identified in writing, and
•	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or
•	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated?

Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:
•	as set forth in these procedures,
•	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally:

Legitimate business purposes for discussing rumors outside of the confines of the Firm include:
•	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or
•	discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally:

Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:
•	provides the origin of the information (where possible);
•	gives it no additional credibility or embellishment;
•	makes clear that the information is a rumor; and
•	makes clear that the information has not been verified.

Trading

Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of Compliance.

Reporting & Monitoring

In order to ensure compliance with this policy, USCA AM may seek to uncover the creation and/or dissemination of false or misleading rumors by access persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities.

For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Access persons are required to report to the Chief Compliance Officer when he/she has just cause to suspect that another access person of USCA AM has fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our Firm’s compliance culture is our commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all access persons of USCA AM evidence the Firm’s intent to place the interests of clients ahead of those of USCA AM, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principals or a similarly designated officers, have overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that access persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by an access person or other party) confidentially and without retaliation.

USCA AM’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Access persons may report potential misconduct anonymously. Reports of violations or suspected violations must be reported to the CCO or, provided the CCO also receives such reports, to other designated members of senior management. Access persons should report suspected improper activity by the CCO to USCA AM’s managing partners.

Nothing in this Code of Ethics prohibits an access person from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department ofJustice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. USCA AM acknowledges and agrees that access persons do not need prior authorization of USCA AM to make any such reports or disclosures and access persons are not required to notify the Firm that they may make or have made such reports or disclosures.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a misrepresentation has been made regarding accounting or audit matters or a breach of the Firm’s Compliance Manual or this Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. The Firm will manage all such reported concerns or suspicions of improper activity in a timely, professional, and confidential manner without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable USCA AM to conduct a comprehensive investigation of reported misconduct, access persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no access person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An access person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An access person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to USCA AM’s managing partners in the event the concern pertains to the CCO.

Reporting Violations and Sanctions of the Code of Ethics

All access persons shall promptly report to Compliance or, provided Compliance also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

The CCO shall promptly report to USCA AM’s Managing Partners any apparent material violations of the Code as appropriate. When the CCO finds that a violation resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding to USCA AM’s Managing Partners.

Compliance, in consultation with any relevant supervisor when appropriate, will determine when the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

Compliance shall maintain and cause to be maintained in a readily accessible place the following records:

•	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	a record of any violation of USCA AM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of USCA AM;

•	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	a list of all persons who are, or within the preceding five years have been, access persons; and

•
records relating to any decisions to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All access persons shall be provided with a copy of the Code and must initially acknowledge in writing to Compliance that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All access persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All access persons must annually acknowledge in writing to Compliance that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable,

(iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Access persons should contact Compliance regarding any inquiries pertaining to the Code or the policies established herein.

 Definitions

For the purposes of this Code, the following definitions shall apply:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Access persons” means a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. This also includes a supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds.(Note: Additional categories of persons may be defined as access persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer.)

“Covered account” means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person’s immediate family (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Blackout period” represents a time frame during which access persons are prohibited from trading in securities during the time the securities are on the Restricted List, or securities in which client transactions in the same security are being considered or traded.

“Chief Compliance Officer” (CCO) refers to the Chief Compliance Officer of USCA AM, LLC.

“Compliance” shall mean the CCO and any others in the Compliance Department designated by the CCO to assist with compliance-related duties.

“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

“Control Persons” means those with access to USCA AM’s trading systems or those who have access to information about trades being placed for clients in other Advisors or Advisory Team’s accounts. Control persons generally include USCA AM’s managing partners, compliance, branch managers, supervisors and members of the Operations team that review and/or approve trades, and any other employees with global access to USCA AM’s trading systems. Additionally, the CCO may require that other employees be deemed control persons and adhere to the Firm’s preclearance requirement. Such cases will be documented.

“Covered associate” means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Frontrunning” generally means making a transaction in a Covered Account before making a similar transaction in a client account in the same security, or trading in front of the client, in an attempt to get a better price than the client.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Initial public offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Inside information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available.

“Insider” is broadly defined as it applies to USCA AM, LLC Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for USCA AM, LLC’s purposes. A temporary insider can include, among others, USCA AM, LLC attorneys, accountants, consultants, and the employees of such organizations. Furthermore, USCA AM, LLC may become a temporary insider of a client it advises or for which it performs other services. If a client expects USCA AM, LLC to keep the disclosed non-public information confidential and the relationship implies such a duty, then USCA AM, LLC will be considered an insider.

“Insider trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

“Limited offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

“Private fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless USCA AM, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund;
(v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless USCA AM, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless USCA AM, LLC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

“Restricted List” means a list of securities issued by companies about which a number of access persons are expected to regularly have material, nonpublic information or securities that present conflicts if traded, and results in prohibitions on effecting either client or personal trades in such securities. Securities may be added to the Restricted List for other reasons as well.
“Tipping” means communication of material nonpublic information to others.

“Watch List means a list of securities issued by companies about which a limited number of access persons possess material, nonpublic information that present conflicts if traded. These specific access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a Watch List unless pre-approval has been obtained. Requests may be subject to additional scrutiny when reviewed.